MORGAN & COMPANY
CHARTERED ACCOUNTANTS

INDEPENDENT AUDITORS' CONSENT

We consent to the use in the Registration Statement of Apex Exploration Corp. on Form SB-2 of our Report of Independent Registered Public Accounting Firm, dated February 15, 2006, on the balance sheets of Apex Exploration Corp. as at December 31, 2005 and 2004, and the related statements of operations, cash flows, and stockholders' equity for the period from October 22, 2004 (date of inception) to December 31, 2004, and the cumulative period from date of inception, October 22, 2004, to December 31, 2005.

In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement.

Vancouver, Canada

May 12, 2006

"Morgan & Company"

Chartered Accountants

Tel: (604) 687-5841
Fax: (604) 687-0075
www.morgan-cas.com

MEMBER OF jhi

P.O. Box 10007 Pacific Centre
Suite 1488 - 700 West Georgia Street
Vancouver, B.C. V7Y 1A1